Exhibit (d)(38)(ii)

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, dated as of December 11, 2006 (“Amendment No. 1”), to the Amended and Restated Investment Advisory Agreement, dated as of August 1, 2006 (the “Agreement”), between AXA Equitable Life Insurance Company (f/k/a, The Equitable Life Assurance Society of the United States), a New York corporation (“AXA Equitable” or the “Manager”), and Wells Capital Management, Inc., a corporation organized under the laws of the State of California (“Adviser”).

AXA Equitable and the Adviser agree to modify the Agreement, as follows:

1. New Portfolio. AXA Equitable hereby appoints the Adviser as the investment adviser to the EQ/Small Company Growth Portfolio on the terms and conditions contained in the Agreement.

2. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		WELLS CAPITAL MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Brian K. Mulligan
	Name: Steven M. Joenk		Name: Brian K. Mulligan
	Title: Senior Vice President		Title: Senior Managing Director

APPENDIX A

AMENDMENT NO. 1 TO THE AMENDED

AND RESTATED INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolios	Annual Advisory Fee Rate
EQ/Wells Fargo Montgomery Small Cap Portfolio	0.60% of the Portfolio’s average daily net assets up to and including $100 million; 0.55% of the Portfolio’s average daily net assets in excess of $100 million up to and including $200 million; and 0.50% of the Portfolio’s average daily net assets in excess of $200 million

EQ/Small Company Growth Portfolio	0.55% of the Portfolio’s average daily net assets up to and including $200 million and 0.50% of the Portfolio’s average daily net assets thereafter

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